EXHIBIT 21.1
COMPUWARE CORPORATION AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT
AS OF MARCH 31, 2009

NAME	JURISDICTION OF INCORPORATION

Changepoint International SRL	Barbados
Compuware A.B.	Sweden
Compuware AG	Switzerland
Compuware Austria GmbH	Austria
Compuware A/S	Denmark
Compuware Asia Pacific Limited	Hong Kong
Compuware Asia Pacific Pte. Ltd.	Singapore
Compuware Asia-Pacific Pty. Ltd	Australia
Compuware B.V.	Netherlands
Compuware Corporation of Canada	Canada
Compuware Covisint (Shanghai) Software Services Co. Ltd.	China
Compuware de Mexico	Mexico
Compuware do Brasil S/A	Brazil
Compuware Europe B.V.	Netherlands
Compuware Finland OY	Finland
Compuware Foreign Sales Corporation	Barbados
Compuware GmbH	Germany
Compuware India Software Operations Private Ltd.	India
Compuware International I LLC	Michigan
Compuware Japan Corporation	Japan
Compuware Korea	Korea
Compuware Ltd.	United Kingdom
Compuware Nordic AS	Norway
Compuware NV/SA	Belgium
Compuware Overseas Holding Corporation	Michigan
Compuware S.A.	Spain
Compuware S.A.R.L	France
Compuware System Software B.V.	Netherlands
Compuware Sp. Z.o.o	Poland
Compuware SpA	Italy
Compuware Ireland Ltd.	Ireland
Covisint Corporation	Michigan
Proxima Technology Limited	United Kingdom